Exhibit 99.1

NEWS RELEASE

Contact: Frank Hallowell, Chief Financial Officer
Autoscope Technologies Corporation Phone: 612.438.2363

FOR IMMEDIATE RELEASE

Autoscope Technologies Corporation Announces Financial Results

Minneapolis, Minn., May 16, 2022 -- Autoscope Technologies Corporation (Nasdaq: AATC) today announced results for its quarter ended March 31, 2022

First Quarter 2022 Financial Summary

  First quarter royalties remained constant at $1.8 million compared the same period in the prior year.
  First quarter product sales were $934,000, a decrease of 20 percent from the same period in the prior year.
  Operating expenses totaled $2.1 million in the first quarter of 2022, an increase of 14 percent from the prior year period.
  Net income for the first quarter of 2022 totaled $17,000, a decrease of approximately $1.0 million when compared to a net income of $1.1 million for the same period in the prior year, due to the forgiveness of the Payroll Protection Loan.

Exhibit 99.1

First-Quarter Results:

First quarter 2022 revenue for Autoscope Technologies Corporation ("ATC," the "Company," "us," "we," or "our"), which includes the results of Image Sensing Systems, Inc., a wholly-owned subsidiary of ATC ("ISS"), was $2.8 million compared to $3.0 million in the first quarter of 2021. Revenue from royalties remained constant at $1.8 million in the first quarter of 2022 compared to the first quarter of 2021. Product sales decreased to $934,000 in the first quarter of 2022, a 20 percent decrease from $1.2 million in the first quarter of 2021. Autoscope video product sales and royalties were $164,000 and $1.8 million, respectively, and RTMS radar product sales were $770,000 in the first quarter of 2022.

Gross margin for the first quarter of 2022 was 78 percent, a 3 percent increase from a gross margin of 76 percent for the same period in 2021. Gross margin from royalties decreased to 94 percent in the first quarter of 2022 compared to 96 percent in the first quarter of 2021. Product sales gross margin for the first quarter of 2022 was 45 percent compared to 47 percent in the prior year period. The increase in the gross margin percent was primarily the result of a higher portion of revenues from royalties compared to the first quarter of 2021.

The 2022 first quarter net income includes operating expenses of $2.1 million, a 14 percent increase from the first quarter of 2021. The increase in operating expenses is due to the increased stock-based compensation expense and costs associated with resumed travel in the first quarter of 2022 compared to the first quarter of 2021.  The Company's net income for the 2022 first quarter was $17,000, or $0.00 per diluted share, compared to net income of $1.1 million or $0.21 per diluted share in the prior year period.

On a non-GAAP basis, excluding the amortization of intangible assets and depreciation for the applicable periods, operating income for the first quarter of 2022 was $270,000 compared to operating income of $638,000 in the prior year period.

“First-quarter royalty revenue for Image Sensing Systems was steady while product sales were hampered by timing of shipments. Product revenues are poised for a rebound as our sales pipeline is at the highest level in years. For the remainder of the year, gross margins will be slightly lower than the recent years due to supply chain inflation exceeding scheduled product price increases,” said Andrew Berger Chairman and CEO of ATC.  “ISS's long-term prospects look bright as our new product portfolio is being well received, as we have received high demand for trial and testing of such products.  Separately, to help ensure stability of our supply chain we have invested increased sums into inventories,” concluded Mr. Berger.

Exhibit 99.1

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Autoscope Technologies Corporation

Autoscope Technologies Corporation is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in Minneapolis, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws, regulations, and orders, including as a result of the COVID-19 pandemic caused by the coronavirus; international presence; tariffs and other trade barriers; our success in integrating any acquisitions; potential disruptions to our supply chains (including disruptions caused by geopolitical events, military actions, work stoppages, nature disasters, or international health emergencies, such as the COVID-19 pandemic); and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 22, 2022.

Exhibit 99.1

Autoscope Technologies Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended March 31,
	2022	2021
Revenue
Product sales	$934	$1,163
Royalties	1,818	1,816
	2,752	2,979
Cost of revenue	616	706
Gross profit	2,136	2,273

Operating expenses
Selling, general and administrative	1,687	1,366
Research and development	428	496
	2,115	1,862
Income from operations	21	411
Interest income (expense)	(18)	-
Investment income	5	-
Other income	11	925
Income from operations before income taxes	19	1,336
Income tax expense	2	205
Net income	$17	$1,131

Basic net income per share	$0.00	$0.21
Diluted net income per share	$0.00	$0.21

Weighted shares - basic	5,362	5,322
Weighted shares - diluted	5,377	5,342

Exhibit 99.1

Autoscope Technologies Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$4,407	$8,229
Receivables, net	2,454	2,369
Inventories	1,366	1,429
Investments in held-to-maturity debt securities	76	-
Investments in equity securities	343	-
Prepaid expenses and other current assets	996	355
	9,642	12,382
Property and equipment, net	2,198	2,237
Operating lease asset, net	14	58
Intangible assets, net	2,979	2,866
Deferred income taxes	4,825	4,824
Long-term investments in held-to-maturity debt securities	2,338	-
	$21,996	$22,367
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$406	$236
Short-term debt	56	56
Warranty and other current liabilities	541	607
	1,003	899

Non-current liabilities
Long-term debt	1,660	1,674
	1,660	1,674

Shareholders’ equity	19,333	19,794
	$21,996	$22,367

Exhibit 99.1

 Autoscope Technologies Corporation

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three-Month Periods Ended March 31,
	2022	2021
Operating activities
Net income	$17	$1,131

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	249	227
Amortization of deferred finance fees	1	-
Stock option expense	206	53
Deferred income tax expense	-	201
Forgiveness income from PPP Loan	-	(931)
Loss on disposal of assets	5	-
Unrealized gain on equity investments	(6)
Changes in operating assets and liabilities	(517)	(867)
Net cash used for operating activities	(45)	(186)

Investing activities
Capitalized software development costs	(313)	(123)
Purchases of property and equipment	(13)	(10)
Purchase of equity securities	(337)	-
Purchase of held-to-maturity debt securities	(2,414)	-
Net cash used for investing activities	(3,077)	(133)

Financing activities
Stock for tax withholding	(9)	(24)
Dividends paid	(645)	-
Proceeds from exercise of stock options	32	-
Proceeds from PPP Loan	(15)	-
Net cash used for financing activities	(637)	(24)

Effect of exchange rate changes on cash	(63)	(50)
Decrease in cash and cash equivalents	(3,822)	(393)

Cash and cash equivalents at beginning of period	8,229	8,605
Cash and cash equivalents at end of period	$4,407	$8,212

Non-Cash investing and financing activities:
Purchase of property and equipment in accounts payable	$3	$3

Exhibit 99.1

 Autoscope Technologies Corporation

Non-GAAP Income from Continuing Operations

(in thousands)

(unaudited)

We define non-GAAP income from operations as income from operations before amortization of intangible assets and depreciation for the applicable periods. Management believes non-GAAP income from operations is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of non-GAAP income from operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles non-GAAP income from operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended March 31,
	2022	2021
Income from operations	$21	$411
Amortization of intangible assets	200	187
Depreciation	49	40
Non-GAAP income from operations	$270	$638

Note – Our calculation of non-GAAP income from operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data.  However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.